Exhibit 99.1

For Immediate Release	Contact: Douglas J. Leech
[304] 598-2098
Local business and banking leaders join together
to form Centra Bank in Hagerstown, Maryland
Douglas J. Leech, Chairman and Chief Executive Officer of Centra Financial Holdings and Centra Bank announced today that well known Hagerstown, Maryland businessman Michael A. Murray, President and Owner of Direct Mail Processors, Inc., will lead a group of business and banking leaders who have joined together to form a new Centra Bank in Hagerstown, Maryland.
Indicating that the “time is right,” the leader of the six member group who will serve as the bank’s Board of Directors, said that the new company is being formed because of the numerous mergers and consolidations that have left Hagerstown without its own bank and cited a “pent-up” consumer demand for a community centered, consumer driven bank.”
The bank will be affiliated with Centra Bank which, following Securities and Exchange Commission approvals, will conduct a stock offering which will give local investors in Hagerstown the opportunity to purchase stock which will fund the initiation of the new company. Centra is a community banking network that provides support to separately chartered banks that are directly managed in towns in which they operate.
Two veteran bankers and local residents have been recruited to serve as the new company’s leadership team. Timothy G. Henry will serve as Chief Executive Officer and Mark D. Harrell will serve as President and Chief Operating Officer. Both individuals are former Senior Vice President’s of Hagerstown Trust and are veteran bankers in the area.
Murray released the names of six members of the founding members of the Board of Directors, which consists of a “who’s who” of business and civic leaders who will be fully engaged in the strategic decision making, the product development and pricing, and the marketing of the bank. He noted that there is substantial interest among business leaders for board seats and that the initial group was presently in discussions with additional candidates.
In addition to Murray, the founding directors include:

John P. Itell, CPA	Albright Crumbacker, Moul and Itell
Robert Cochran	Robert Cochran Insurance and Financial Services
LeRoy Myers, Jr.	Myers Building Systems
Dr. James Cremins	Digestive Disorders Consultants.
Curt Spicher	Spicher’s Appliances

Bank CEO Tim Henry said the bank will be open in the next several months which allows time for the bank to gain the necessary state and federal regulatory approvals with the Maryland Division of Banking and the Federal Deposit Insurance Corporation [FDIC]. Henry said that while these applications are in the process he and Mark Harrell will secure a temporary site to begin doing business while plans are drawn for a new headquarters facility and branch locations.
Murray stated “Having lived in Hagerstown my entire life and developed my business here over the past 15 years, I think it is important that Hagerstown have its own bank; where loan decisions are made locally rather than in a distant city, where we hire local, hometown employees who know their customers and their customers know them and where we can operate with lower and fewer fees than larger financial institutions. Our board has embraced this concept and we are ready to move forward right away as evidenced by our recruitment of Tim Henry and Mark Harell.”
Centra Bank was founded in Morgantown and opened its doors in February, 2000. Over the past seven years, the company has received state and national recognition for its growth and success as the size of the combined banks near $1 billion in total assets. Hagerstown will be the fourth area for Centra to locate; currently Centra operates in Morgantown and Martinsburg, West Virginia and Fayette County, Pennsylvania.